EXHIBIT 99.1

                         EXPRESS SCRIPTS' NET INCOME UP
                     36.9 PERCENT FOR FIRST QUARTER OF 1997

   One Million New Members; 55.6 Percent Revenue Gain Pace Record Performance

     ST. LOUIS, April 24, 1997--Express Scripts, Inc. (NASDAQ:ESRX) today reported that net income for the first quarter of 1997 increased 36.9 percent to $7.6 million, up from $5.6 million for the comparable period in 1996. Earnings per share rose to 46 cents, up 27.8 percent from the 36 cents per share reported for the first three months of 1996. Net revenues increased by 55.6 percent to $262.0 million for the quarter, compared to $168.4 million reported for the first quarter last year.

     The Company added approximately one million new members during the first quarter of 1997, increasing total enrollment in its pharmacy benefit management
(PBM) programs by  10.1 percent  to 10.9 million at March 31, 1997 compared with
9.9 million at the end of 1996.  Since March 31, 1996,  membership has increased
21.1 percent.

     "Express Scripts added a significant number of new members during the first quarter of the year as we finalized several important contracts," said Barrett
A. Toan, the Company's president and chief executive officer. "This enrollment growth, the trend toward increased utilization of prescription drugs for the treatment of a variety of conditions plus a proportionately greater utilization of the Company's pharmacy network drove strong revenue gains in our core PBM programs."

     "Solid revenue growth was also reported by Express Scripts' vision and infusion therapy services, and our integrated medical and drug data analysis services," he added. "The ongoing expansion of these higher margin businesses demonstrates that we remain on track in the implementation of our progressive healthcare management strategy."

     The most significant contributor to Express Scripts' first quarter membership gain was the signing of a contract with RightCHOICE Managed Care, Inc., which was announced previously. The three-year agreement initially covers approximately 500,000 members in the Blue Cross and Blue Shield of Missouri subsidiary's health maintenance organization (HMO), preferred provider organization (PPO) and point-of-service (POS) programs. Services could also be provided to up to 1.4 million additional members enrolled in affiliated PPO and third-party administration programs.

     "In  addition  to bringing a  significant  number of new members to Express
Scripts, our relationship with RightCHOICE reflects our vision of helping clients by finding new and better ways for them to manage their pharmacy benefits," explained Toan. "We will work closely with RightCHOICE to provide quality pharmacy benefit service for their members and increased control over drug costs, and they will take advantage of some of our most advanced products and services."

     RightCHOICE is utilizing the information management and consulting services available through Express Scripts' Practice Patterns Science (PPS) subsidiary to help manage healthcare spending and develop disease management initiatives. The contract also covers consultative PBM services, components of the
ExpressTherapeuticsSM advanced  drug  utilization  review  program,   and  the
ExpressPreferenceSM drug therapy management program, which is designed to manage prescription drug costs by increasing the use of effective, but less costly, drugs over more expensive therapeutic equivalents.

Toan pointed to other first quarter achievements, including:

     - Express Health LineSM, the informed decision counseling service announced in February, is fully staffed and has begun handling calls through its contract with NYLCare Health Plans, Inc. This agreement is expected to eventually cover up to one million NYLCare members, and Express Scripts is actively bidding on additional Express Health LineSM business.

     - PPS announced the development of PTE-RegistryTM, a national comparative database that is an important resource for the pharmaceutical industry and healthcare providers. PTE-RegistrySM allows manufacturers to develop new drugs in a more targeted manner and gives providers data to establish more effective treatment guidelines.

     - ExpressPreferenceSM has crossed the three million lives mark.

     Each of Express Scripts' non-PBM business units contributed to the Company's strong overall performance for the period. PPS added two new contracts with health plans covering an additional 550,000 lives and one new agreement with a drug manufacturer. Therapy days at IVTx, the company's home infusion services division, and orders processed by the company's vision subsidiary, ESI Vision Care, increased by 28.9 percent for the first quarter compared to the prior year. Combined revenues for IVTx, ESI Vision Care, and integrated medical and drug data analysis services increased 40.7 percent for the first three months of 1997 compared with 1996's first quarter.

     The cost of revenues for the first quarter of 1997 increased 59.3 percent to $237.3 million, compared with $149.0 million for the first three months of 1996. Selling, general and administrative (SG&A) expenses increased by just 28.0 percent to $13.3 million from $10.4 million, and as a percentage of net revenue decreased to 5.1 percent this year from 6.2 percent in 1996.

     "We have seen a movement to higher utilization by our customers of Express Scripts' own pharmacy network. This gives us greater leverage to negotiate more favorable pricing on behalf of our clients," explained Toan. "This shift does result in some reduction in gross margin, because we include the drug ingredient cost in both revenues and cost of revenues when our network is used. When the client's network is used, we record only our administrative fee in revenues. In addition, this increase in cost of revenues is being offset by a decline in our SG&A expense ratios, as we recognize additional economies of scale and continue to manage costs effectively."

     Other income for the first three months of 1997 increased 459.0 percent to $1.2 million from $222,000 in the opening quarter of 1996. This increase is due primarily to income generated through the investment of proceeds from the Company's April 1996 offering of 1,150,000 shares of Class A common stock.

     Express Scripts, Inc. is a leader in progressive healthcare management, delivering advanced capabilities in several complementary healthcare businesses. Express Scripts' pharmacy benefit management business currently provides managed prescription drug services to 10.9 million members in the United States and Canada. Practice Patterns Science, Inc. offers healthcare information management services, linking healthcare data from all points of care. ESI Vision Care and PhyNet, Inc. form the Company's eyecare management business. IVTx applies managed care principles to infusion therapy management. Express Health LineSM provides comprehensive informed decision counseling and disease management services through a 24-hour call center staffed by nurses and pharmacists. Express Scripts' businesses serve HMOs, third-party administrators, insurance companies, unions and self-insured employers. Express Scripts (http://www.express-scripts.com) is headquartered in St. Louis.

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company's plans, objectives, expectations or intentions. These statements involve risks and uncertainties that may cause the Company's actual results to differ significantly from those projected or suggested. Factors which may impact any forward-looking statement include heightened competition; the possible termination of contracts with certain clients; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the Company to consummate contract negotiations with prospective clients; competition in the bidding and proposal process; adverse results in certain litigation and regulatory matters; the adoption of adverse legislation or a change in the interpretation of existing legislation or regulations; and other risks described from time to time in the Company's public filings with the Securities and Exchange Commission.

Financial tables follow:

                              Express Scripts, Inc.

                             Statement of Operations
             ($ in thousands, except per share and percentage data)
                                   (Unaudited)

                                                   Three Months Ended
                                                        March 31
                                              -------------------------------
                                                 1997               1996               %
                                                                                    Change
                                              ------------       ------------    ------------
Net Revenues                                    $ 261,990          $ 168,389          55.59%
                                              ------------       ------------
Cost and expenses:
Cost of revenues                                  237,298            148,985          59.28%
Selling, general, & administrative                 13,298             10,387          28.03%
                                              ------------       ------------
                                                  250,596            159,372          57.24%
                                              ------------       ------------
Operating Income                                   11,394              9,017          26.36%
                                              ------------       ------------
Other income (expense):
Interest income                                     1,259                235         435.74%
Interest expense                                     (18)               (13)          38.46%
                                              ------------       -----------
                                                    1,241                222         459.01%
                                              ------------       ------------
Income before income taxes                         12,635              9,239          36.76%
Provision for income taxes                          4,994              3,659          36.49%
                                              ------------       ------------
Net income                                     $    7,641         $    5,580          36.94%
                                              ============       ============

Primary earnings per share                    $      0.46         $     0.36          27.78%
                                              ============       ============

Weighted average number of common shares
outstanding during the period                      16,436             15,483


                              Express Scripts, Inc.
                                  Balance Sheet
                                ($ in thousands)
                                   (Unaudited)


                                                        March 31,         December 31,         March 31
                                                           1997               1996               1996
                                                      ---------------     --------------     --------------
Assets
     Current assets

          Cash and cash equivalents                   $       11,034      $      25,211       $      6,903
          Short term investments                              54,837             54,388
          Receivables, net                                   187,892            163,805            138,032
          Inventories                                         27,658             17,491             18,120
          Deferred taxes and prepaid expenses                  2,994              2,254              1,727
                                                      ---------------     -------------      --------------
                Total current assets                         284,415            263,149            164,782
                                                      ---------------     --------------     --------------
Property and equipment (net)                                  25,777             21,447             18,553
Other assets                                                  12,916             15,829              3,526
                                                      ===============     ==============     ==============
Total assets                                           $     323,108       $    300,425       $    186,861
                                                      ===============     ==============     ==============

Liabilities and Stockholders' Equity

Current liabilities
     Claims payable                                    $     114,264      $      98,865      $      74,971
     Accounts payable                                         16,841             16,347             12,105
     Accrued expenses                                         20,347             19,678             15,528
                                                      ---------------     --------------     --------------
       Total current liabilities                             151,452            134,890            102,604
                                                      ---------------     --------------     --------------

Deferred income taxes                                          1,575              1,445              1,084
Total stockholders' equity                                   170,081            164,090             83,173
                                                      ===============     ==============     ==============
Total liabilities and stockholders' equity             $     323,108       $    300,425       $    186,861
                                                      ===============     ==============     ==============
